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                                                                      EXHIBIT 5

February 11, 1997

ProMedCo Management Company
801 Cherry Street, Suite 1450
Fort Worth, Texas 76102

Ladies and Gentleman:

We have acted as counsel for ProMedCo Management Company, a Delaware corporation (the "Company"), in connection with the issuance and sale pursuant to the Company's registration statement on Form S-1, File No. 333-10557, (the "Registration Statement") of up to 4,600,000 shares of its Common Stock, par value $0.01 per share (the "Shares"). Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and, when sold as provided in the Purchase Agreement described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ Dyer Ellis & Joseph PC